                                                                      EXHIBIT 12

The Ackerley Group, Inc.
Computation of Ratio of Earnings to Fixed Charges
(Amounts in Thousands)

                                                Nine-Month Period
                                               Ended September 30,            Year Ended December 31,
                                               -------------------     ----------------------------------------------
                                                 1998       1997        1997      1996       1995     1994      1993
                                               -------     -------     -------   -------   -------   -------   -------
Income (loss) before income taxes and
extraordinary item                             $37,824     $12,380     $13,757   $18,887   $(1,399)  $ 9,004   $ 3,093
Fixed charges: interest expense                 20,238      19,131      26,219    24,461    25,010    25,909    22,431
                                               -------     -------     -------   -------   -------   -------   -------
Adjusted earnings (loss) and fixed charges     $58,062     $31,511     $39,976   $43,348   $23,611   $34,913   $25,524
                                               =======     =======     =======   =======   =======   =======   =======
Ratio of earnings to fixed charges                2.87        1.65        1.52      1.77      0.94      1.35      1.14
                                               =======     =======     =======   =======   =======   =======   =======